Exhibit 10.18

60 Wells Ave, Suite 102

Newton, MA 02459

September 23, 2015

Drew Enamait

Dear Drew:

This offer letter (the “Letter”) confirms the terms and conditions of your employment with Chiasma, Inc. (the “Company”).

1.	Position. You will serve as the Company’s Director, US Corporate Controller (the “title”) and report to the Company’s Chief Financial Officer. This is a full-time exempt position. It is understood and agreed that, while you render services to the Company, you will not engage in any other employment, consulting or other business activities (whether full-time or part-time), unless you first obtain the Company’s approval.

2.	Start Date. Your employment with the Company will begin on October 26th, 2015, unless another date is mutually agreed upon by you and the Company. For purposes of this Letter, the actual first day of your employment with the Company shall be referred to as the “Start Date”.

3.	Salary. The Company will pay you a base salary at a rate equivalent to $175,000 per year, payable in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings. Your base salary will be subject to periodic review and adjustment at the Company’s discretion.

4.	Annual Bonus. You will be eligible to receive an annual performance bonus. The Company will target the bonus at up to 20% of your annual salary rate (the “Bonus Target”). The actual bonus percentage is discretionary and will be subject to an assessment of your performance, as well as business conditions at the Company. The bonus also will be subject to your employment for the full period covered by the bonus, approval by and adjustment at the discretion of the Board and the terms of any applicable bonus plan. The Company expects to review your job performance on an annual basis and will discuss with you the criteria which the Company will use to assess your performance for bonus purposes. The Board may also make adjustments in the targeted amount of your annual performance bonus. The Company will pay any bonus no later than 75 days after the end of the period covered by the bonus.

5.	Signing Bonus. In addition to the bonus under Section 4 above, you will receive a one-time cash sign-on bonus in the amount of $10,000 (the “Signing Bonus”), which will be paid to you no later than 30 days following the Start Date. You must be employed by the Company at the time of payment of the Signing Bonus in order to receive the Signing Bonus. The Signing Bonus shall be subject to deductions and withholdings as required by law. If prior to the 12-month anniversary of the Start Date, your employment is terminated for any reason other than (i) by the Company without Cause, (ii) death, (iii) disability then you agree to repay to the Company the net amount of the signing bonus that you received, after deduction of state and federal withholding tax, social security, FICA, and all other employment taxes and authorized payroll deductions, within 30 days of your Date of Termination.

6.	Business Travel/Expenses. The Company will reimburse you for travel and other business expenses consistent with the terms and conditions of the Company’s expense reimbursement policies.

7.

Benefits/Vacation. You will be eligible to participate in the employee benefits and insurance programs generally made available to the Company’s full-time employees once such plans are adopted by the Company. Details of such benefits programs, including mandatory employee contributions, if any, and waiting periods, if applicable, will be made available to you when such benefit(s) become available. You will be eligible for up to 3 weeks of vacation per year, which shall accrue on a prorated basis. Other provisions of the Company’s vacation policy are set forth in the policy itself.

Drew Enamait

September 23, 2015

8.	Stock Options: You will be eligible to participate in the Company’s stock option program, subject to approval by the Board of Directors (or committee thereof). We will recommend to the Board (or committee thereof) that you be granted an option for the purchase of 16,700 shares of common stock of the Company, with an exercise price equal to the closing trading price on the date of the grant, which according to Company policy will be the first trading day on the first calendar month following the later of (i) Board (or committee) approval or (ii) your Start Date (the “Option”). The Option will vest over four (4) years with 25% of the shares vesting on the one year anniversary of the Start Date and the remaining 75% of the shares vesting in equal quarterly installments for the following twelve (12) quarters. Your eligibility for stock options will be governed by the Company’s 2015 Stock Incentive Plan and any associated stock option agreement required to be entered into by you and the Company.

9.	At-Will Employment. Your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason.

10.	Confidential Information and Restricted Activities. By signing this Letter, you represent that you have, carefully read and considered all the terms and conditions of this Letter, including the restraints imposed on you pursuant to the Company’s form of non-disclosure, assignment of inventions, non-competition and nonsolicitation, agreement (the “Restrictive Covenant Agreement”) attached as Exhibit A, the terms of which are incorporated by reference herein. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, if were you to breach any of the covenants contained in this Letter or the Restrictive Covenant Agreement, in addition to the Company’s other legal and equitable remedies, the Company may suspend or cease any Termination Benefits to which you might otherwise be entitled. Any such suspension or termination of the Termination Benefits by the Company in the event of a breach by you shall not affect your ongoing obligations to the Company.

11.	Taxes. All forms of compensation referred to in this Letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

12.	Other Terms. This offer is subject to background and reference checks that are satisfactory to the Company. By signing this Letter, you represent to the Company that you have no contractual commitments or other legal obligations that would or may prohibit you from performing your duties for the Company. As with any employee, you must submit satisfactory proof of your identity and your legal authorization to work in the United States.

Please acknowledge, by signing below, that you have accepted this Letter.

Very truly yours,

/s/ Colleen Wilson
Colleen Wilson
Vice President, Human Resources

I have read and accept this employment offer:

/s/ Drew Enamait	9/24/15
Drew Enamait	Date